Exhibit 23.11

Consent of Independent Certified Public Accountant

Qualfast Ltd, Lanodula Ltd, Evesafe Ltd, Wholerex Ltd, Celernium Ltd are hereinafter referred as “Cyprus Companies”. The subsidiaries of the Cyprus Companies, Solar Domokos SA, City Solar Hellas Ltd, Defkalion Energy SA, Ella Solar Energy Ltd and Kopaia P/V Production Electric Energy SA are hereinafter referred as “Greek Companies”. The Greek Companies, together with the Cyprus Companies, are collectively referred as the “Group”.

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report dated October 22, 2014 issued a qualified opinion as the financial statements did not include comparative information as of and for the year ended December 31, 2011 in accordance with International Financial Reporting Standards issued by International Accounting Standards Board, and contains an explanatory paragraph that states that Neurlus Ltd., a company incorporated in Cyprus which is an indirect wholly owned subsidiary of Sky Solar Holdings, Ltd., completed the acquisition of 100% equity interest in the Cyprus Companies. Consequently, the Group became wholly owned subsidiaries of Neurlus Ltd. The financial statements of the Group do not include any adjustments to the assets or liabilities that might result from this transaction.

/s/ C.P. Christodoulo & Co Ltd
C.P. Christodoulo & Co Ltd
Limassol, Cyprus
October 22, 2014